Exhibit 10.28.3

12/29/05

AMENDMENT NO. 2 TO

YELLOW CORPORATION PENSION PLAN

As amended and restated January 1, 2004

WHEREAS, Yellow Roadway Corporation (the “Company”) previously adopted the Yellow Corporation Pension Plan, as amended and restated January 1, 2004 (the “Plan”);

WHEREAS, Section 3.1(f) of the Plan generally provides that participation thereunder is limited to those employees who were participants under the Plan as of December 31, 2003;

WHEREAS, Section 5.5 of the Plan generally provides that, if upon termination of employment, the present value of a participant’s accrued benefit is not more than $5,000, then the Plan will automatically distribute the accrued benefit to the Participant in a single lump sum payment;

WHEREAS, Section 11.1 of the Plan provides the Company may amend the Plan at any time by action of its Board of Directors or the Compensation Committee of its Board of Directors;

WHEREAS, effective March 28, 2005, regulations issued by the Department of Labor and similar guidance issued by the Internal Revenue Service (“Regulations”) provide that under a tax-qualified retirement plan where the present value of a participant’s accrued benefit is greater than $1,000, but not more than $5,000, then upon mandatory distribution of the accrued benefit as a lump sum, the distribution is required to be rolled over to an individual retirement plan designated by the plan administrator if the participant does not make an election with respect to his or her accrued benefit; and

WHEREAS, the Corporation desires to amend the Plan (i) to comply with the Regulations and provide that, if a participant fails to elect whether to have a mandatory distribution paid to him or her directly or paid in a direct rollover to an eligible retirement plan, the Administrative Committee will pay the distribution in cash in a direct rollover to an individual retirement plan established by the Administrative Committee, (ii) to clarify that an employee who is a participant under the Plan as of December 31, 2003, and who thereafter transfers employment to a nonparticipating Company affiliate and transfers back to employment with a participating employer in the Plan will resume active participation under the Plan, and that if such employee is a nonhighly compensated employee, the employee will receive compensation and service credit for the employee’s period of employment with the nonparticipating Company affiliate; and (iii) to make certain technical and conforming changes to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that, effective January 1, 2004, the Plan shall be amended as follows:

1. Restate Section 2.1(h)(2) in its entirety as follows:

(h) Base Wage Credited Service After December 31, 1967: With respect to all Annual Unit Credits to be accrued under the Plan for Credited Service after December 31, 1967, an Employee’s “Base Wage” shall be (i) the total salary, wages and cash bonuses paid to him for personal services by the Employer, a Participating Affiliated Company or, in the case of an Employee described in Section 3.1(f)(6), the nonparticipating Affiliated Company described in Section 3.1(f)(6), during the current year (or applicable portion thereof) before deductions for taxes or any other purpose (that is, “Base Wage” after said date shall include salary, wages, and cash bonuses which are included for the current year (or portion thereof) on the federal W-2 income tax form), plus (ii) the amount of any reduction in such Participant’s salary, wages, and bonuses for such year (or applicable portion thereof) made pursuant to a salary reduction agreement under Section 401(k), Section 125 and/or Section 132(f)(4) of the Code.

2. Restate Section 3.1(f) in its entirety as follows:

(f) No Commencement of Participation After December 31, 2003

Notwithstanding any other provision of the Plan, the provisions of this Section 3.1(f) shall be controlling.

(1) Any Employee who is first hired by the Employer or any Affiliated Company after December 31, 2003, shall not become a Participant under the Plan.

(2) Any Employee who is an Active Participant on December 13, 2003, and who, after that date, incurs a Break in Service or, due to change in employment status, becomes ineligible to participate under Section 3.1 shall not again become an Active Participant, or accrue any additional benefits, under the Plan if he is reemployed as an Employee or again becomes eligible to participate under Section 3.1.

(3) Any individual who is a retired Participant on December 13, 2003, and who incurs a Break in Service shall not again become an Active Participant if the individual is rehired as an Employee by the Employer or a Participating Affiliated Company.

(4) Any individual who, on December 31, 2003, is an Employee of an Affiliated Company that is not a Participating Affiliated Company and who transfers to employment with the Employer or a

Participating Affiliated Company after December 31, 2003, shall not become a Participant under the Plan.

(5) Any individual who, on December 31, 2003, is an Active Participant, or an Employee who is eligible to become a Participant upon completion of the age and service requirements of Section 3.1, will continue to be an Active Participant, or will become an Active Participant after completion of the age and service requirements of Section 3.1, on and after January 1, 2004, so long as he remains an Employee eligible to participate under Section 3.1.

(6) Notwithstanding (1) through (5) above, any Employee who (i) is an Active Participant on December 31, 2003, (ii) transfers employment to an Affiliated Company that is not a Participating Affiliated Company after December 31, 2003, and (iii) transfers back to employment as an eligible Employee under Section 3.1 with the Employer or a Participating Affiliated Company after December 31, 2003, shall again become an Active Participant upon the date of the Employee’s transfer back to employment with the Employer or Participating Affiliated Company.

3. Add the following sentence to the end of Section 3.3(c):

Notwithstanding the foregoing, any Employee described in Section 3.1(f)(6) shall accrue Credited Service for the period the Employee is employed by the nonparticipating Affiliated Company described in Section 3.1(f)(6).

4. In the parenthetical clause of Section 5.1(c), replace the phrase “the first date on” with the phrase “the first date as of which.”

5. Restate Section 5.1(e) in its entirety as follows:

(e) Any Pension herein which provides (i) a single life annuity to a Participant who is not married, or (ii) a 50% Joint and Survivor Annuity to a Participant who is married, on his or her annuity starting date or, in the case of a Participant described in Section 5.1(l)(i), the date on which his or her Pension actually commences is a qualified joint and survivor annuity.

6. In Section 5.1(i), replace the phrase “his election not to take a qualified joint and survivor annuity” with the phrase “any benefit election made.”

7. Restate Section 5.1(l)(i)(A) in its entirety as follows:

(A) The Participant affirmatively elects an annuity starting date that is the first day of any calendar month before the date the written explanation is provided to the Participant, provided that the annuity starting date elected by the Participant shall not be (I) prior to the date on which the Participant otherwise could have first started receiving a Pension under the terms of the Plan (as the Plan is in effect on the Participant’s annuity starting date), (II) prior to the Participant’s Normal Retirement Date, early retirement date under Section 4.2(b), or Rule of 85 Service retirement date under Section 4.2(c), whichever is applicable, or (III) more than three months prior to the date on which the Participant’s Pension actually commences, except that the Participant’s annuity starting date may be more than three months prior to the date on which the Participant’s Pension actually commences if his actual Pension commencement date is delayed pursuant to the Plan’s “qualified domestic relations order” (as defined in Code Section 414(p)) procedures.

8. In Section 5.1(l)(i)(C), delete the phrase “as required.”

9. In Section 5.1(l)(i)(E), replace the phrase “grants consent to the distribution” with the phrase “consents to the distribution in the manner required for obtaining spousal consent under Section 5.1(d).”

10. Restate Section 5.1(l)(i)(G) in its entirety as follows:

(G) The Pension benefit determined as of the Participant’s annuity starting date satisfies, as of his or her annuity starting date, the requirements of Section 415 of the Code with the applicable interest rate and applicable mortality determined as of the Participant’s annuity starting date.

11. Add the following phrase to the end of Section 5.1(l)(i)(H): “or is a level benefit option described under Section 5.4.”

12. Delete Section 5.1(l)(iii).

14. Add the following new Section 5.1(m):

(h) Notwithstanding any other provision of this Section 5.1, a married Participant may elect to waive the Qualified Joint and Survivor Annuity and elect a joint and survivor annuity that pays a lifetime benefit to the Participant and, upon his death, pays an amount equal to any specified percentage greater than 50 (up to 100) of the benefit payable to the Participant to his surviving Eligible Spouse, if his Eligible Spouse is the Eligible Spouse to whom the Participant was married on his annuity starting date or, in the case of a Participant described in Section 5.1(l)(i), the date on which the Participant’s Pension actually commences. This election may be made without the consent of his Eligible Spouse. A joint and survivor annuity elected by a married Participant under this

Section 5.1(h) must be Actuarially Equivalent to the Qualified Joint and Survivor Annuity with respect to such Participant.

AND BE IT FURTHER RESOLVED, that, effective March 28, 2005, the Plan shall be amended by adding the following sentence to the end of Section 5.5:

Effective March 28, 2005, if a mandatory distribution payable to a Participant under this Section 5.5 is greater than $1,000 and the Participant does not elect to have the distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover pursuant to Section 5.7(a) or to receive the distribution directly in accordance with applicable Sections of Article V, then the Administrative Committee shall pay the distribution in cash in a direct rollover to an individual retirement plan designated by the Administrative Committee.

AND BE IT FURTHER RESOLVED, that the cross-references of the Plan be redesignated, as necessary, in accordance with the foregoing resolutions.

AND BE IT FURTHER RESOLVED, that, except as otherwise amended by this Amendment No. 2, all provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers on this 29th day of December, 2005.

YELLOW ROADWAY CORPORATION
By: Benefits Administrative Committee

By:
Name:	Harold D. Marshall
Title:	Vice President – Employment Benefits, Chairman, Benefits Administrative Committee